Exhibit 10.61
FORM OF RSU AGREEMENT (DIRECTORS)
MORGANS HOTEL GROUP CO.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
Morgans Hotel Group Co. (the “Company”), hereby grants restricted stock units relating to shares of its common stock (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”).
Grant Date:                      __, 200_

Name of Grantee:	State of Residence:
Grantee’s Social Security Number: _____-____-_____
Number of Restricted Stock Units (RSUs) Covered by Grant:
Vesting Start Date:
Vesting Schedule:

Number of RSUs that vest, as
a fraction of the number of
Vesting Date	RSUs granted

[The 1 year anniversary of the Vesting Start Date	1/3

The 2 year anniversary of the Vesting Start Date	1/3

The 3 year anniversary of the Vesting Start Date	1/3	]
By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:

(Signature)

Company:

(Signature)

Title:

This is not a stock certificate or a negotiable instrument.

MORGANS HOTEL GROUP CO.
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred in any manner other than by will, by laws of descent and distribution, by instruments to an inter vivos testamentary trust or by gift to Family Members, which shall include for purposes of this Agreement a family limited partnership or any similar entity which is primarily for your benefit or for your Family Members. These terms shall be binding upon your executors, administrators, successors and assigns.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet, provided you are in Service on the Vesting Date and meet the applicable vesting requirements set forth on the cover sheet. No additional Stock Units will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested Units	Shares underlying the vested shares of Stock represented by the Restricted Stock Units will be delivered to you by the Company upon the termination of your Service.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, then your Restricted Stock Units shall become 100% vested.

Disability	If your Service terminates because of your Disability, then your Restricted Stock Units shall become 100% vested.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this award will become 100% vested.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.